                                                                    Exhibit 99.1

MOLECULAR "TARGET" OF BOSTON LIFE SCIENCES' NERVE GROWTH FACTORS ISOLATED

   Inosine and AF-1 stimulate spinal cord axonal regeneration despite natural inhibitors

February 1, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company's collaborating scientists have isolated the molecular target of the Company's Central Nervous System (CNS) growth factors, AF-1 and Inosine. This target appears to be an enzyme within CNS neurons that specifically controls axon growth of all CNS nerve cells whether in the brain or in the spinal cord. Activation of this enzyme by Inosine and AF-1 is apparently sufficient to overwhelm the natural inhibitory factor(s) such as Nogo that ordinarily prevent nerve regeneration in the CNS. Such regeneration had not been achieved to any substantial degree until AF-1 and Inosine were demonstrated as capable of stimulating significant axonal regrowth in the corticospinal tract.

"We believe that the identification of this control enzyme represents a critical breakthrough in our understanding of the mechanisms underlying CNS nerve regeneration," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI. "As documented in an article published in the November 9,1999 issue of the Proceedings of the National Academy of Sciences (PNAS), stimulation of this enzyme by Inosine appears to be far more effective in stimulating axon growth in the motor tracts of the spinal cord following experimental injury than the use of antibodies to counteract the natural axon growth inhibitor, Nogo. Direct comparison of our PNAS data with that published for experiments using antibodies to Nogo (Journal of Neuroscience) demonstrates a very significant order of magnitude increase in the amount of axon growth produced utilizing Inosine compared to that achieved through the previously reported use of antibodies to Nogo. Based on these and other published data, we believe that administration of Inosine and AF-1 currently appears to offer the most promising potential approach yet reported in the effort directed at overcoming the long-recognized natural inhibition to nerve regeneration in the CNS," added Dr. Lanser.

"The exciting attribute of this control enzyme is that it appears to be activated by AF-1 and Inosine, our two proprietary nerve growth factors. We believe that these findings may imply an important clinical advantage for AF-1 and Inosine since they appear to activate this pivotal enzyme to stimulate axon regeneration. Consequently, we expect them to move to the forefront of potential therapeutic approaches to spinal cord injury and stroke," stated Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders, as well as diagnostics for Attention Deficit Hyperactivity Disorder and Parkinson's Disease. In addition to AF-1 and Inosine, BLSI's products in clinical trials or in preclinical development include Altropane(TM) an imaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; transcription factors that may control the expression of molecules associated with autoimmune disease and allergies; and fusion toxins for the treatment of multiple sclerosis and cancer.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.

For further information, please contact:
----------------------------------------

Media                                    Investors                           Corporate
Jim Weinrebe                             Maria Zapf                          Boston Life Sciences, Inc.
Schwartz Communications                  Boston Life Sciences, Inc.          Marc Lanser, MD
781.684.0770                             617.425.0200                        Chief Scientific Officer
                                         www.bostonlifesciences.com          617.425.0200

                                       4